Exhibit 10.30

Catcher, Inc.

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Catcher, Inc. (“Catcher”), and John Sutton (“Employee”) with respect to the following facts:

A. Employee’s employment with Catcher was severed effective August 31, 2006 (“Severance Date”).

B. Catcher and Employee desire to resolve any and all differences regarding Employee’s employment and the termination of Employee’s employment.

The parties mutually agree as follows:

1. Separation Pay. In consideration of Employee signing this Agreement, and the covenants and releases given herein, Catcher will pay Employee the gross sum of $55,000 (which represents approximately four months salary) less federal and state withholdings (“Separation Pay”). Provided the Agreement has become effective as set forth in Sections 4 and 5 below, Catcher will pay Employee the Separation Pay over fours months in eight equal installments beginning on September 15, 2006 and continuing thereafter on regular schedule payrolls of approximately the 15th and last business day of each month until fully paid (“Separation Pay Term”). Employee acknowledges that Employee would not be entitled to receive any portion of the Separation Pay absent this Agreement.

2. Continuation of Health Insurance Coverage. In further consideration of Employee signing this Agreement, and the covenants and releases given herein, Catcher will pay for four months of health insurance coverage pursuant to COBRA under Administaff’s health insurance plan, provided Employee timely completes all necessary documentation following the Effective Date of this Agreement (“Health Insurance Pay”). Catcher shall have no further or additional obligation or liability for continuation of any benefits, including but not limited to medical, dental, disability, death, travel/accident, and/or life insurance. Employee acknowledges that Employee would not be entitled to receive any portion of the Health Insurance Pay absent this Agreement.

3. Confidential Information. Employee has executed Catcher’s Proprietary Rights and Information Agreement (“Catcher Non-Disclosure Agreement”) attached hereto, and hereby agrees to comply with all duties and obligations under the Catcher Non-Disclosure Agreement hereinafter. Employee also agrees to return any and all Catcher property and/or information in Employee’s possession to Catcher on or before the Severance Date, with the exception of Employee’s laptop computer which shall be transferred to Employee upon Termination at no additional cost. All Catcher property and information, including but not limited to a contact data base in a form reasonably acceptable to Catcher, files, and documents, should be returned to Catcher to the attention of Gary Rogers, Director of Product Management at 1 Chisholm Trail Suite 4250 Round Rock, TX 7868. Employee shall cooperate with Catcher in the transition of information reasonably requested with time being of the essence.

4. General Release. Employee, individually and on behalf of Employee’s spouse, heirs, assigns, executors, successors and each of them, hereby unconditionally, irrevocably and absolutely releases and discharges Catcher, Catcher Holdings, Inc., Administaff Companies II, L.P., and their respective parents, subsidiaries, related corporations and entities, directors, officers, employees, agents, successors and assigns (“Releasees”) from any and all known or unknown losses, liabilities, claims, demands, causes of action or suits of any type, including but not limited to those related directly or indirectly to Employee’s employment with any of the Releasees and the severance of Employee’s employment with any of the Releasees, including claims for age discrimination in violation of the Age Discrimination and Employment Act, 29 U.S.C. §§ 621 et seq. and any applicable state law, as well as all claims for wrongful termination, constructive wrongful termination, employment discrimination, harassment, retaliation, defamation, fraud, misrepresentation, infliction of emotional distress, violation of privacy rights, and any other claims under state or federal law. This release also includes any claims for any and all wages, severance, bonus, commission, vacation, paid time off, other compensation, unpaid expenses, penalties or any other benefits pursuant to any agreement, policy, and/or procedure. This release does not in any way affect Employee’s rights in any retirement plan, which rights are governed by the terms of the plan(s) and by applicable law. Employee represents that Employee has not prosecuted or maintained on Employee’s behalf, before any administrative agency, court or tribunal, any demand or claim of any type related to the matters released herein. Employee further represents that Employee has not assigned any of the claims released herein.

Employee expressly waives all of the benefits and rights granted to Employee pursuant to California Civil Code section 1542 (“Section 1542”) or any other applicable state law. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee and Catcher certify that they have read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that they fully understand all of the same.

5. Time For Consideration Of This Agreement/Revocation. Employee acknowledges that: (a) Employee received this Agreement on or before August 31, 2006 (“Receipt Date”); (b) Employee is hereby given a period of twenty-one (21) days from the Receipt Date to consider signing this Agreement (“Expiration Date”); (c) Employee is advised to consult with an attorney before signing this Agreement; and (d) Employee has the right to revoke this Agreement for a period of seven (7) days after it is executed by Employee. In the event Employee chooses not to sign this Agreement on or before the Expiration Date, or chooses to revoke the Agreement once signed before the Effective Date defined below in Section 5, Employee will not receive the Separation Pay, Health Insurance Pay or any other consideration Employee would not be entitled to in the absence of this Agreement.

6. Effective Date. The “Effective Date” of this Agreement shall be the eighth (8th) day after Employee executes the Agreement, provided that Employee does not revoke the Agreement prior to the Effective Date.

7. Confidentiality. Employee hereby agrees that the terms of this Agreement and sums paid pursuant to this Agreement shall remain confidential and that Employee shall not make any disclosure to any third person of the terms of this Agreement without written authorization from Catcher, other than to Employee’s spouse, attorneys, and/or tax advisors.

8. General Provisions.

a. Employee and Catcher acknowledge that they have been given the opportunity to consult with their own legal counsel with respect to the matters referenced in this Agreement, and that they have obtained and considered the advice of such legal counsel as they deem necessary or appropriate, such that they have voluntarily and freely entered into this Agreement.

b. During the Separation Pay Term, Employee shall cooperate with Catcher in the winding up of pending work on behalf of Catcher and the orderly transfer of work to other employees. Employee also agrees to cooperate with Catcher’s reasonable requests for assistance, information, and/or advice.

b. Employee promises and represents that Employee will not make or cause to be made any derogatory, negative or disparaging statements, verbally, electronically, or in writing, about Catcher, its business, or its employees.

c. This Agreement contains the entire agreement between Employee and Catcher and there have been no promises, inducements or agreements not expressed in this Agreement.

d. The provisions of this Agreement are contractual, not merely recitals, and shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

e. This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by Employee in breach thereof.

f. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

g. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

h. Nothing in this Agreement shall be construed as an admission or any liability or any wrongdoing by any party to this Agreement.

i. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

The undersigned have executed this Agreement on the dates shown below.

Dated:	August 31, 2006	/S/ JOHN SUTTON
John Sutton

Catcher, Inc.

Dated:	August 31, 2006	By:	/S/ CHARLES SANDER
Title: Chief Executive Officer
Print Name: Charles Sander